As filed with the Securities and Exchange Commission on July 11, 1995
                                             Registration No. 33-
- ---------------------------------------------------------------------------

                   SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549

                            -------------

                                FORM S-8
                         REGISTRATION STATEMENT
                                 Under
                       THE SECURITIES ACT OF 1933

                             -------------

                             PUREPAC, INC.
         (Exact name of Registrant as specified in its charter)

         Delaware                                       04-2769995
(State or other jurisdiction of                       (I.R.S. Employer
incorporation or organization)                     Identification Number)



                           200 ELMORA AVENUE
                      ELIZABETH, NEW JERSEY 07207
                (Address of principal executive offices)


                         1994 STOCK OPTION PLAN
                        (Full title of the Plan)


                     Michael R.D. Ashton, President
                             Purepac, Inc.
                           200 Elmora Avenue
                      Elizabeth, New Jersey 07207
                            (908) 527-9100
                  (Name, address and telephone number,
                including area code, of agent for service)

                            with a copy to:

                       WILLIAM R. GRIFFITH, Esq.
                      Parker Duryee Rosoff & Haft
                            529 Fifth Avenue
                       New York, New York  10017
                            (212) 599-0500



                   CALCULATION OF REGISTRATION FEE

                                   Proposed    Proposed
                                   Maximum     Maximum
 Titles of                         Offering    Aggregate     Amount of
 Securities to     Amount to be    Price Per   Offering      Registration
 be Registered     Registered      Share*      Price*        Fee
 -------------     ------------    ---------   -----------   -----------
 Common Stock,     1,000,000 shs.  $10.69      $10,685,500   $3,685.34
 $.01 par value

- --------------
 *    Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c).


PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          Incorporated herein by reference are the following documents filed by the Company with the Commission under the Exchange Act:

          (a) The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1994;

          (b) The Company's Quarterly Reports on Form 10-Q for its fiscal periods ended September 30, 1994, December 31, 1994 and March 31, 1995;

          (c) The description of the Company's shares of Common Stock contained in the Company's Registration Statement on Form 8-A No. 0-13588 filed with the Commission on May 14, 1985.

          Any document filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all the shares of Common Stock covered by the Registration Statement have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such document (any such document, and the documents listed above being hereinafter referred to as "Incorporated Documents").
Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 4.  Description of Securities

          The Common Stock of Registrant is registered under Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act").

Item 5.  Interest of Named Experts and Counsel

          Not applicable.

Item 6.  Indemnification of Directors and Officers

     Article NINTH of the Certificate of Incorporation of Registrant reads, in pertinent part, as follows:

     "NINTH

          (a) The Corporation shall, to the full extent permitted by
     Section 145 of the Delaware General Corporation Law, as amended, from time to time, indemnify all persons whom it may indemnify pursuant thereto.

          (b) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability
     (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

          (c) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative
     (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation
     Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in section (d) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article NINTH shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article NINTH or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

            (d) If a claim under section (c) of this Article NINTH is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation ) that the claimant has not met the standards of conduct which makes it permissible under Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

       (e) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article NINTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise."


Item 7.  Exemption from Registration Claimed.

       Not applicable.

Item 8.     Exhibits

       4         1994 Stock Option Plan

       5 Opinion of Parker Duryee Rosoff & Haft as to the legality of the Common Stock registered hereby

      15         Not applicable

     23(a) Consent of Parker Duryee Rosoff & Haft (Reference is made to Exhibit 5 herein)

     23(b)       Consent of Deloitte & Touche


Item 9.  Undertakings.

       Registrant undertakes:

       (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement;

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act");

           (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and
(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this Registration Statement.

       (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

       Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of Registrant pursuant to the provisions of the Certificate of Incorporation of Registrant and the provisions of Delaware law described under Item 6 above, Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                               SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on the 7th day of July 1995.


                                PUREPAC, INC.


                                By: /s/ Michael R.D. Ashton
                                    -----------------------
                                    Michael R.D. Ashton,
                                    President



   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the dates indicated.


Signature                   Title                         Date



/s/ Edward D. Tweddell      Chairman of the               July 7, 1995
- ----------------------      Board and Director
Edward D. Tweddell



/s/ Lee Craker              Chief Financial Officer       July 7, 1995
- --------------              (Principal Financial and
Lee Craker                  Accounting Officer)



/s/ Michael R.D. Ashton     President, Chief Executive    July 7, 1995
- -----------------------     Officer (Principal Executive
Michael R.D. Ashton         Officer) and Director



/s/ Robert H. Bur           Chief Operating Officer       July 7, 1995
- -----------------           and Director
Robert H. Bur



/s/ David Beretta           Director                      July 7, 1995
- -----------------
David Beretta



                            Director                      July  , 1995
- --------------------
Alan G. McGregor



/s/ Bruce T. Tully          Director                      July 6, 1995
- ------------------
Bruce T. Tully